EXHIBIT 99.1

Amended and Restated Joint Filing and Solicitation Agreement

This Amended and Restated Joint Filing and Solicitation Agreement is dated as of October 6, 2020 (this “Agreement”), and is entered into by and among the parties listed on the signature pages hereto.

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of DTF Tax-Free Income Inc., a Maryland corporation (the “Company”);

WHEREAS, Karpus Management, Inc., d/b/a Karpus Investment Management (“Karpus”), Arthur C. Regan and Daniel C. Robeson (collectively, the “Group”) and George W. Karpus entered into that certain Joint Filing and Solicitation Agreement dated as of September 17, 2020 (the “Existing Agreement”);

WHEREAS, the Group now desires to amend the Existing Agreement to remove Mr. Karpus as a party thereto.

NOW, IT IS AGREED, this 6th day of October, 2020, by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board and any proposal submitted by any member of the Group at the 2021 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.       Karpus shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.       Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Karpus, or its representatives, which approval shall not be unreasonably withheld.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases or sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

7.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.       Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to Adam W. Finerman at Olshan, at afinerman@olshanlaw.com.

10.       Each party acknowledges that Olshan shall act as counsel for both the Group and Karpus and its affiliates relating to their investment in the Company.

11.       Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

KARPUS MANAGEMENT, INC.

By:	/s/ Daniel Lippincott
	Name:	Daniel Lippincott
	Title:	Senior Tax-Sensitive Manager and Director of Investment Personnel

/s/ Arthur Charles Regan
Arthur Charles Regan

/s/ Daniel C. Robeson
Daniel C. Robeson